Exhibit 99.1

Financial Report April - June 2025 Stockholm, Sweden, July 18, 2025 (NYSE: ALV and SSE: ALIV.sdb)

Financial Report April - June 2025

Q2 2025: Q2 records for sales, operating income and margin as well as EPS

Financial highlights Q2 2025

$2,714 million net sales

4.2% net sales increase

3.4% organic sales growth*

9.1% operating margin

9.3% adjusted operating margin*

$2.16 diluted EPS, 27% increase

$2.21 adjusted diluted EPS*, 18% increase

Full year 2025 guidance Around 3% organic sales growth Around 0% FX effect on net sales Around 10-10.5% adjusted operating margin Around $1.2 billion operating cash flow

All change figures in this release compare to the same period of the previous year except when stated otherwise.

Key business developments in the second quarter of 2025

•
Net sales increased organically* by 3.4%, which was 0.7pp higher than the global LVP increase of 2.7% (S&P Global July 2025). Regional and customer LVP mix is estimated to have had about 2.5pp negative impact on sales, while tariff compensations added around 1pp to growth. We outperformed in Americas, Europe and Asia excl. China, mainly due to product launches and tariff compensations. In China, our growth gap vs. LVP was smaller compared to recent quarters, due to improved sales performance with Chinese OEMs. We expect that our record number of new launches will significantly improve our relative sales performance in China in the second half of 2025.
•
Profitability improved significantly, mainly due to organic sales growth and successful execution of cost reductions. Total headcount decreased by 5%. We estimate that the negative impact from U.S. tariffs was around 35bps on operating margin, as we managed to pass on most of the tariff costs to our customers. Operating income increased by 20% to $247 million and adjusted operating income* increased by 14% to $251 million. Operating margin was 9.1% and adjusted operating margin* was 9.3%. ROCE was 23.8% and adjusted ROCE* was 24.1%.
•
Operating cash flow was lower than last year, as Q2 2024 was boosted by positive, timing related working capital effects, while working capital changes in 2025 were more normal. This was partly offset by lower capex, net. The leverage ratio* of 1.3x is well below our target limit of 1.5x. In the quarter, a dividend of $0.70 per share was paid and 0.5 million shares were repurchased and retired.

*For non-U.S. GAAP measures see enclosed reconciliation tables.

Key Figures

(Dollars in millions, except per share data)	Q2 2025	Q2 2024	Change	6M 2025	6M 2024	Change
Net sales	$2,714	$2,605	4.2%	$5,292	$5,220	1.4%
Operating income	247	206	20%	502	400	25%
Adjusted operating income1)	251	221	14%	506	420	21%
Operating margin	9.1%	7.9%	1.2pp	9.5%	7.7%	1.8pp
Adjusted operating margin1)	9.3%	8.5%	0.8pp	9.6%	8.0%	1.5pp
Earnings per share - diluted	2.16	1.71	27%	4.31	3.23	34%
Adjusted earnings per share - diluted1)	2.21	1.87	18%	4.36	3.45	27%
Operating cash flow	277	340	(18)%	355	462	(23)%
Return on capital employed2)	23.8%	21.0%	2.7pp	24.8%	20.4%	4.3pp
Adjusted return on capital employed1,2)	24.1%	22.5%	1.6pp	25.0%	21.4%	3.6pp

1) Excluding effects from capacity alignments and antitrust related matters. Non-U.S. GAAP measure, see reconciliation table.
2) Annualized operating income and income from equity method investments, relative to average capital employed.

Comments from Mikael Bratt, President & CEO

I am pleased to, in a turbulent market environment, report a record breaking second quarter for sales, operating income and margin as well as EPS. The performance was driven by good sales development coupled with successful actions to reduce costs and achieve tariff compensations. We outperformed in Americas, Europe and Asia together with continued repurchases of shares, contributed to a 27% increase in EPS. We remain confident that we can continue to successfully receive compensation from our customers for tariffs, although the industry outlook for tariffs is uncertain. We recovered around 80% of tariff costs in the second quarter, and we expect to recover most of what remains later in the year. We continue to closely monitor and evaluate the situation, focusing on being adaptive and agile.

At our Capital Markets Day in June, we reiterated our financial targets and communicated a new share repurchase program of up to $2.5 billion until the end of 2029 as well as announced a 21% dividend increase for the third quarter to $0.85 per share. Our increased shareholder return ambitions are supported by our strong balance sheet and cash conversion.

Our 2025 guidance for organic sales growth has increased to around 3% due to tariff compensations, and we reiterate our guidance of an adjusted operating margin of around 10-10.5%.

excl. China and continued to outperform global LVP despite strong headwinds from LVP mix shifts, particularly in China. Based on a positive trend during the second quarter and a record number of new launches we continue to expect significantly improved sales vs. LVP in China in the second half year.

We remain focused on operational efficiency, commercial excellence and our cost reduction programs. Direct headcount was reduced by 6% while sales grew 3% organically, which

Financial Report April - June 2025

Full year 2025 guidance

In addition to the assumptions and our business and market update noted below, our full year 2025 guidance is based on our customer call-offs, as well as the achievement of our targeted cost compensation adjustments with our customers, including for the new tariffs, no further material changes to tariffs or trade restrictions, as compared to what is in effect as of July 10, 2025, as well as no significant changes in the macro-economic environment, changes to customer call-off volatility or significant supply chain disruptions.

Full year 2025 Guidance
Organic sales growth	Around 3%
Adjusted operating margin1)	Around 10-10.5%
Operating cash flow2)	Around $1.2 billion
Capex, net, % of sales	Around 5%
1) Excluding effects from capacity alignments, antitrust related matters and other discrete items. 2) Excluding unusual items.

Full year 2025 Assumptions
LVP growth	Around 0.5% negative
FX impact on net sales	Around 0%
Tax rate3)	Around 28%
3) Excluding unusual tax items.

The forward-looking non-U.S. GAAP financial measures above are provided on a non-U.S. GAAP basis. Autoliv has not provided a U.S. GAAP reconciliation of these measures because items that impact these measures, such as costs and gains related to capacity alignments and antitrust matters, cannot be reasonably predicted or determined. As a result, such reconciliation is not available without unreasonable efforts and Autoliv is unable to determine the probable significance of the unavailable information.

Conference call and webcast

The earnings conference call will be held at 2:00 p.m. CET today, July 18, 2025. Information regarding how to participate is available on www.autoliv.com. The presentation slides for the conference call will be available on our website shortly after the publication of this financial report.

Financial Report April - June 2025

Business and market condition update

Supply Chain

In the second quarter of 2025, global LVP increased by 2.7% year-over-year (according to S&P Global July 2025). Call-off volatility improved slightly compared to a year earlier and was comparable to the first quarter of 2025, although it remains higher than pre-pandemic levels. Low customer demand visibility and changes to customer call-offs with short notice, although it improved, continued to have some negative impact on our production efficiency and profitability. We expect call-off volatility in 2025 on average to be slightly lower than it was in 2024 but still remain higher than pre-pandemic levels. However, the continued uncertainty regarding future changes in tariffs and trade restrictions may lead to a more negative call-off volatility environment.

Inflation

In the second quarter, cost pressure from labor and other items impacted our profitability negatively, although to a lesser degree than in the second quarter of 2024. Most of the inflationary cost pressure was offset by price increases and other customer compensations in the quarter. Raw material price changes had a slightly negative impact on our profitability during the quarter. We expect raw material costs in 2025 to be slightly higher than in 2024. We expect cost pressure from general inflation to moderate in 2025, but we still expect some pressure coming mainly from labor, especially in Europe and the Americas and potentially from tariffs. The continued uncertainty regarding effects of tariffs and trade restrictions may lead to a more adverse inflation environment. We continue to execute on productivity and cost reduction initiatives to offset these cost pressures.

Geopolitical risks and tariffs

The effects from the new tariffs imposed in the first quarter did not have a material impact on our profitability in the second quarter, as we achieved customer compensations for almost all tariff costs. It is our ambition and expectation that we will continue to pass on tariff costs to our customers, although there is significant uncertainty. We recovered around 80% of the tariffs in the second quarter, and we expect to recover most of what remains later in the year. The impact of the tariffs not yet recovered on our operating income was around $7 million negative in the quarter. Including the dilutive effect of tariffs recovered, operating margin was negatively impacted by around 35 bps. For the full year 2025, we expect the tariff dilution on our operating margin to be around 20 bps. Geopolitical uncertainties will continue to create a challenging operating environment. We also believe there will be new or increased or changed tariffs or other related trade restrictions imposed in 2025 that may impact our operations and which contributes to the uncertainty of industry expectations. We continue to closely monitor the situation and are prepared to remain agile in responding to any such developments.

This report includes content supplied by S&P Global; Copyright © Light Vehicle Production Forecast, January, March and July 2025. All rights reserved.

Financial Report April - June 2025

Key Performance Trends

Net Sales Development by region	Operating and adjusted* operating income and margins

USD Bn
11
10
9
8
7
6
5
4
3
2
1
0
Americas
Europe
China
Asia, ex China
Autoliv
FY'21
FY'22
FY'23
FY'24
LTM Q2'25

USD M
1,200
1,000
800
600
400
200
0
12%
10%
8%
6%
4%
2%
0%
Of sales
FY'21
FY'22
FY'23
FY'24
LTM Q2'25
Operating income
Adj. operating income*
Operating margin
Adj. operating margin*

Capex, net and D&A	Operating cash flow

USD M
650
600
550
500
450
400
350
300
250
200
150
7%
6%
5%
4%
3%
2%
1%
0%
Of sales
FY'21
FY'22
FY'23
FY'24
LTM Q2'25
Capex, net
Capex, net % of sales
D&A % of sales

1200
1000
800
600
400
200
0
USD M
FY'21
FY'22
FY'23
FY'24
LTM Q2'25
Operating cash flow

Return on Capital Employed	Cash Conversion*

30.0%
25.0%
20.0%
15.0%
10.0%
5.0%
0.0%
FY'21
FY'22
FY'23
FY'24
LTM Q2'25
Return on Capital Employed

Key definitions ------------------------------------------------------------------------------------------------------------

Adj. operating income and margin*: Operating income adjusted for capacity alignments, antitrust related matters and for FY 2023 the Andrews litigation settlement. Capacity alignments include non-recurring costs related to our structural efficiency and business cycle management programs.

Capex, net: Capital Expenditure, net, defined as Expenditures for Property, Plant and Equipment less Proceeds from sale of Property, Plant and Equipment.

D&A: Depreciation and Amortization.

Cash conversion*: Free operating cash flow* in relation to net income. Free operating cash flow defined as operating cash flow less capital expenditure, net.

Financial Report April - June 2025

Consolidated sales development

Second quarter 2025

Consolidated sales	Second quarter		Reported change	Currency	Organic
(Dollars in millions)	2025	2024	(U.S. GAAP)	effects1)	change*
Airbags, Steering Wheels and Other2)	$1,812	$1,747	3.8%	0.7%	3.1%
Seatbelt Products and Other2)	902	858	5.1%	1.1%	4.0%
Total	$2,714	$2,605	4.2%	0.8%	3.4%

Americas	$891	$893	(0.2)%	(4.3)%	4.1%
Europe	828	761	8.7%	5.4%	3.3%
China	477	468	1.9%	0.2%	1.7%
Asia excl. China	519	483	7.4%	3.6%	3.8%
Total	$2,714	$2,605	4.2%	0.8%	3.4%
1) Effects from currency translations. 2) Including Corporate sales.

Sales by product – Airbags, Steering Wheels and Other

Sales grew organically* by 3.1% in the quarter. The largest contributor to the increase was inflatable curtains, side airbags and steering wheels, followed by center airbags. This was partly offset by a decline for knee airbags, while sales of driver airbags and passenger airbags were close to unchanged.

Sales by product - Seatbelt Products and Other

Sales for Seatbelt Products and Other grew organically* by 4.0% in the quarter. Sales increased organically in all regions, led by strong growth in Americas followed by Asia excluding China, Europe and China.

Sales by region

Our global organic sales* increased by 3.4% compared to the global LVP increase of 2.7% (according to S&P Global, July 2025). The 0.7pp .outperformance was mainly driven by product launches and tariff compensations. We estimate that the regional and model LVP mix contributed to about 2.5pp underperformance. This was particularly accentuated in China. Our organic sales growth* outperformed LVP growth by 5.0pp in Americas, by 4.9pp in Europe and by 1.4pp in Asia excluding China, while we underperformed by 7.0pp in China.

LVP growth in China was driven by domestic OEMs with typically lower safety content. LVP for global OEMs declined by 4% while it increased by 16% for domestic OEMs. Autoliv's sales growth with domestic OEMs also grew by 16%. Our sales performance relative to LVP in China in Q2 is a significant improvement over recent quarters, and in June, we outperformed LVP in China.

We expect that our strong order intake with domestic OEMs and a record high number of new launches will improve our relative sales performance in China in 2025 in the second half of 2025.

Q2 2025 organic growth*	Americas	Europe	China	Asia excl. China	Global
Autoliv	4.1%	3.3%	1.7%	3.8%	3.4%
Main growth drivers	Toyota, Nissan, Honda	Stellantis, BMW, Renault	GM, Changan, Chery	Suzuki, Toyota, Hyundai	Toyota, Ford, Stellantis
Main decline drivers	EV OEM, Hyundai, GM	Toyota, Volvo, Nissan	Nissan, Mercedes, EV OEM	Mazda, Mitsubishi, GM	EV OEM, Hyundai, Volvo

Light vehicle production development

Change compared to the same period last year according to S&P Global

Q2 2025	Americas	Europe	China	Asia excl. China	Global
LVP (Jul 2025)	(0.9)%	(1.6)%	8.8%	2.5%	2.7%
LVP (Mar 2025)	(3.0)%	(3.4)%	7.0%	(0.5)%	0.6%

Financial Report April - June 2025

Consolidated sales development

First six months 2025

Consolidated sales	First 6 months		Reported change	Currency	Organic
(Dollars in millions)	2025	2024	(U.S. GAAP)	effects1)	change*
Airbags, Steering Wheels and Other2)	$3,565	$3,528	1.0%	(1.3)%	2.4%
Seatbelt Products and Other2)	1,727	1,692	2.1%	(1.5)%	3.6%
Total	$5,292	$5,220	1.4%	(1.4)%	2.8%

Americas	$1,742	$1,786	(2.5)%	(5.2)%	2.7%
Europe	1,592	1,531	4.0%	1.4%	2.6%
China	924	928	(0.5)%	(0.5)%	0.1%
Asia excl. China	1,034	975	6.1%	0.3%	5.8%
Total	$5,292	$5,220	1.4%	(1.4)%	2.8%
1) Effects from currency translations. 2) Including Corporate sales.

Sales by product – Airbags, Steering Wheels and Other

Sales grew organically* by 2.4% in the quarter. The largest contributor to the increase was side airbags and inflatable curtains, followed by steering wheels and center airbags. This was partly offset by declines for knee airbags and modest declines for driver airbags and passenger airbags.

Sales by product - Seatbelt Products and Other

Sales for Seatbelt Products and Other grew organically* by 3.6% in the quarter. Sales growth was mainly driven by Americas and Asia excluding China while Europe and China was close to unchanged.

Sales by region

Our global organic sales* increased by 2.8% compared to the global LVP increase of 3.1% (according to S&P Global, July 2025). The relative performance was positively impacted by product launches and pricing. This was more than offset by negative effects from the regional and model LVP mix development, which we estimate contributed to about 3pp underperformance. This was particularly accentuated in China. Our organic sales growth outperformed LVP growth by 5.7pp in Europe, by 4.7pp in Americas and by 2.6pp in Asia excluding China, while we underperformed by 11pp in China.

LVP growth in China in the first six months was driven by domestic OEMs with typically lower safety content. LVP for global OEMs declined by 4% while it increased by 21% for domestic OEMs. Autoliv's sales to domestic OEMs increased by 17% in the first half of 2025. We expect that our strong order intake with domestic OEMs and a record number of new launches will significantly improve Autoliv's sales performance in China in the second half of 2025.

6M 2025 organic growth*	Americas	Europe	China	Asia excl. China	Global
Autoliv	2.7%	2.6%	0.1%	5.8%	2.8%
Main growth drivers	Toyota, Honda, Ford	Renault, BMW, Ford	Changan, Chery, Nio	Toyota, Suzuki, Subaru	Toyota, Ford, Suzuki
Main decline drivers	EV OEM, Hyundai, BMW	Volvo, EV OEM, Toyota	EV OEM, Nissan, Volvo	Mitsubishi, Honda, Mazda	EV OEM, Volvo, Hyundai

Light vehicle production development

First 6 months 2025	Americas	Europe	China	Asia excl. China	Global
LVP (Jul 2025)	(2.0)%	(3.1)%	11.4%	3.2%	3.1%
LVP (Jan 2025)	(2.3)%	(6.6)%	6.2%	0.7%	0.0%

Financial Report April - June 2025

Key launches in the second quarter of 2025

Deepal S09

Honda Ye P7

Nio Firefly

Nissan Roox

Changan Avatr 06

Chery Fengyun A9

www.DailyRevs.com

ROOX
Highway STAR

www.DailyRevs.com

Nissan Leaf

Renault 4

Suzuki eVitara

Daihatsu Move

Lynk & Co 900

Mitsubishi XFORCE

In addition, we have 2 key EV launches with Chinese OEMs we cannot publish due to confidentiality.

Driver/Passenger Airbags

Seatbelts

Side Airbags

Head/Inflatable Curtain Airbags

Steering Wheel

Knee Airbag

Front Center Airbag

Bag-in-Belt

Pyrotechnical Safety Switch

Pedestrian Airbag

Hood Lifter

Available as EV/PHEV

Financial Report April - June 2025

Financial development

Condensed Income Statement	Second quarter			First 6 months
(Dollars in millions, except per share data)	2025	2024	Change	2025	2024	Change
Net sales	$2,714	$2,605	4.2%	$5,292	$5,220	1.4%
Cost of sales	(2,213)	(2,130)	3.9%	(4,312)	(4,303)	0.2%
Gross profit	501	475	5.7%	980	917	6.8%
S,G&A	(145)	(138)	5.3%	(290)	(270)	7.4%
R,D&E, net	(107)	(116)	(7.8)%	(202)	(229)	(12)%
Other income (expense), net	(1)	(14)	(90)%	14	(18)	n/a
Operating income	247	206	20%	502	400	25%
Adjusted operating income1)	251	221	14%	506	420	21%
Financial and non-operating items, net	(27)	(23)	15%	(48)	(43)	12%
Income before taxes	221	183	21%	453	356	27%
Income taxes	(53)	(44)	21%	(118)	(91)	30%
Net income	$168	$139	21%	$335	$266	26%

Earnings per share - diluted2)	$2.16	$1.71	27%	$4.31	$3.23	34%
Adjusted earnings per share - diluted1,2)	$2.21	$1.87	18%	$4.36	$3.45	27%

Gross margin	18.5%	18.2%	0.3pp	18.5%	17.6%	0.9pp
S,G&A, in relation to sales	(5.4)%	(5.3)%	(0.1)pp	(5.5)%	(5.2)%	(0.3)pp
R,D&E, net in relation to sales	(3.9)%	(4.5)%	0.5pp	(3.8)%	(4.4)%	0.6pp
Operating margin	9.1%	7.9%	1.2pp	9.5%	7.7%	1.8pp
Adjusted operating margin1)	9.3%	8.5%	0.8pp	9.6%	8.0%	1.5pp
Tax Rate	24.1%	24.1%	(0.0)pp	26.1%	25.5%	0.6pp

Other data
No. of shares at period-end in millions2)	76.8	80.1	(4.1)%	76.8	80.1	(4.1)%
Weighted average no. of shares in millions, basic2)	77.1	80.9	(4.7)%	77.3	81.6	(5.3)%
Weighted average no. of shares in millions, diluted2)	77.3	81.1	(4.8)%	77.5	82.1	(5.6)%
1) Non-U.S. GAAP measure, excluding effects from capacity alignments and antitrust related matters. See reconciliation table. 2) Net of treasury shares.

Second quarter 2025 development

Gross profit increased by $27 million, and the gross margin increased by 0.3pp compared to the prior year. The drivers behind the gross profit improvement were mainly improved operational efficiency with lower costs for labor, premium freight, waste and scrap and logistics. We also had positive effects from the organic sales growth partly offset by negative effects from un-recovered tariff costs.

S,G&A costs increased by $7 million compared to the prior year, mainly due to higher costs for personnel and increased credit loss reserves following generally increased default risk rate for the automotive industry. S,G&A costs in relation to sales increased from 5.3% to 5.4%.

R,D&E, net costs decreased by $9 million compared to the prior year, mainly due to higher engineering income and positive FX translation effects. R,D&E, net, in relation to sales decreased from 4.5% to 3.9%.

Other income (expense), net was negative $1 million, compared to negative $14 million in the same period last year. The difference compared to last year is almost entirely due to lower restructuring costs.

Operating income increased by $41 million compared to the prior year, due to the higher gross profit, lower costs for R,D&E, net, and the improvement in Other income (expense), partly offset by higher costs for S,G&A, as outlined above.

Adjusted operating income* increased by $30 million compared to the prior year, due to the higher gross profit, lower costs for R,D&E, net, and the improvement in Other income (expense), partly offset by higher costs for S,G&A, as outlined above.

Financial and non-operating items, net, was negative $27 million compared to negative $23 million a year earlier. The increase comes mainly from other non-operating items, net, which was negative $3 million for Q2 2025 compared to positive $1 million in Q2 2024.

Income before taxes increased by $38 million compared to the prior year, mainly due to the higher operating income.

Tax rate was unchanged at 24.1%. Discrete tax items, net, had a favorable impact of 4.3pp in the second quarter of 2025, while discrete tax items, net had a favorable impact of 4.9pp in the corresponding quarter last year.

Earnings per share, diluted increased by $0.46 compared to the prior year. The main drivers were $0.39 from higher operating income and $0.10 from lower number of outstanding shares, diluted, partly offset by $0.03 from financial items and $0.01 from taxes.

Financial Report April - June 2025

First six months 2025 development

Gross profit increased by $63 million, and the gross margin increased by 0.9pp compared to the prior year. The drivers behind the gross profit improvement were mainly improved operational efficiency with lower costs for labor, premium freight, logistics and waste and scrap. We also had positive effects from the organic sales growth partly offset by negative effects from material costs and un-recovered tariffs.

S,G&A costs increased by $20 million compared to the prior year, mainly due to increased credit loss reserves following generally higher default risk rate for the automotive industry and higher IT costs, as well as minor cost increases for other items, including personnel costs, partly offset by positive FX translation effects. S,G&A costs in relation to sales increased from 5.2% to 5.5%.

R,D&E, net costs decreased by $27 million compared to the prior year, with $10 million of the improvement coming from higher engineering income. The decrease was also driven by $7 million from positive FX translation effects and $4 million in lower personnel costs and $4 million in lower costs for professional services. R,D&E, net, in relation to sales decreased from 4.4% to 3.8%.

Other income (expense), net was positive $14 million, compared to negative $18 million in the same period last year. The improvement compared to last year is due to lower restructuring costs and the recycled accumulated currency translation differences related to the divestment of our idled operations in Russia in Q1 2025.

Operating income increased by $102 million compared to the prior year, due to the higher gross profit, lower costs for R,D&E, net, and the improvement in Other income (expense), partly offset by higher costs for S,G&A, as outlined above.

Adjusted operating income* increased by $86 million compared to the prior year, due to the higher gross profit, lower costs for R,D&E, net, and the improvement in Other income (expense), partly offset by higher costs for S,G&A, as outlined above.

Financial and non-operating items, net, was negative $48 million compared to negative $43 million a year earlier. The increase was mainly due to higher interest income in 2024 due to higher cash holdings, and lower other non-operating items, net, in 2025.

Income before taxes increased by $97 million compared to the prior year, mainly due to the higher operating income.

Tax rate was 26.1% compared to 25.5% in the prior year. Discrete tax items, net, had a favorable impact of 2.1pp in the first six months of 2025 compared to 3.7pp favorable impact in the same period last year.

Earnings per share, diluted increased by $1.09 compared to the prior year. The main drivers were $0.92 from higher operating income and $0.24 from lower number of outstanding shares, diluted, partly offset by $0.04 from financial items and $0.03 from taxes.

Financial Report April - June 2025

Selected Cash Flow and Balance Sheet Items

Selected Cash Flow items	Second quarter			First 6 months
(Dollars in millions)	2025	2024	Change	2025	2024	Change
Net income	$168	$139	21%	$335	$266	26%
Depreciation and amortization	100	96	4.1%	195	192	1.7%
Other non-cash adjustments, net	(5)	(23)	(76)%	(12)	(9)	26%
Changes in operating working capital	15	128	(88)%	(164)	14	n/a
Operating cash flow	277	340	(18)%	355	462	(23)%
Capital expenditure, net1)	(114)	(146)	(22)%	(208)	(286)	(27)%
Free operating cash flow2)	$163	$194	(16)%	$147	$176	(16)%
Cash conversion3)	97%	140%	(43)pp	44%	66%	(22)pp
Shareholder returns
- Dividends paid	(54)	(55)	(2.0)%	(108)	(111)	(2.1)%
- Share repurchases	(51)	(160)	(68)%	(101)	(320)	(68)%
Cash dividend paid per share	$(0.70)	$(0.68)	3.7%	$(1.40)	$(1.36)	2.6%
Capital expenditures, net in relation to sales	4.2%	5.6%	(1.4)pp	3.9%	5.5%	(1.6)pp

1) Defined as Expenditures for property, plant and equipment less Proceeds from sale of property, plant and equipment. 2) Operating cash flow less Capital expenditure, net. Non-U.S. GAAP measure. See enclosed reconciliation table. 3) Free operating cash flow relative to Net income. Non-U.S. GAAP measure. See reconciliation table.

Selected Balance Sheet items	Second quarter
(Dollars in millions)	2025	2024	Change
Trade working capital1)	$1,354	$1,169	16%
Trade working capital in relation to sales2)	12.5%	11.2%	1.3pp
- Receivables outstanding in relation to sales3)	21.6%	20.1%	1.5pp
- Inventory outstanding in relation to sales4)	8.8%	9.0%	(0.2)pp
- Payables outstanding in relation to sales5)	17.9%	17.8%	0.1pp
Cash & cash equivalents	237	408	(42)%
Gross Debt6)	2,051	1,996	2.8%
Net Debt7)	1,752	1,579	11%
Capital employed8)	4,231	3,890	9%
Return on capital employed9)	23.8%	21.0%	2.7pp
Total equity	2,480	2,311	7.3%
Return on total equity10)	27.7%	23.4%	4.3pp
Leverage ratio11)	1.3	1.2	0.0

1) Outstanding receivables and outstanding inventory less outstanding payables. Non-U.S. GAAP measure, see reconciliation table. 2) Outstanding receivables and outstanding inventory less outstanding payables relative to annualized quarterly sales. Non-U.S. GAAP measure, see reconciliation table. Annualized quarterly sales is calculated as the quarterly sales amount multiplied by four. 3) Outstanding receivables relative to annualized quarterly sales. 4) Outstanding inventory relative to annualized quarterly sales. 5) Outstanding payables relative to annualized quarterly sales. 6) Short- and long-term interest-bearing debt. 7) Short- and long-term debt less cash and cash equivalents and debt-related derivatives. Non-U.S. GAAP measure. See reconciliation table. 8) Total equity and net debt. 9) Annualized operating income and income from equity method investments, relative to average capital employed. See definitions of "Annualized operating income" in footnote to the reconciliation tables below. 10) Annualized net income relative to average total equity. See definitions of "Annualized net income" in footnote to the reconciliation tables below. 11) Net debt adjusted for pension liabilities in relation to EBITDA. Non-U.S. GAAP measure. See reconciliation table.

Second quarter 2025 development

Changes in operating working capital impacted operating cash flow by $15 million positive compared to an impact of $128 million positive in the prior year. The relatively large positive effects from working capital in Q2 last year was related to timing effects while the impact from working capital in Q2 2025 can be considered to be more within normal variations and impacted by higher sales towards the end of the quarter. The working capital decrease in the quarter of $15 million was mainly a result of $113 million in positive effects from accounts payables and accrued expenses, $9 million from deferred income taxes and $4 million from lower inventories. This was partly offset by $110 million in increased receivables partly due to tariff recoveries not yet paid.

Operating cash flow decreased by $63 million to $277 million compared to the prior year, mainly because of less favorable effects from changes in operating working capital, as outlined above.

Capital expenditure, net decreased by $32 million compared to the prior year. The level of capital expenditure, net, in relation to sales declined to 4.2% versus 5.6% a year earlier. The lower level of capital expenditure, net is mainly related to the lower activity level of footprint optimization in Europe and Americas and less capacity expansion, especially in Asia.

Free operating cash flow* was positive $163 million compared to positive $194 million in the prior year. The decrease was due to the lower operating cash flow partly offset by the lower capital expenditure, net, as outlined above.

Cash conversion* defined as free operating cash flow* in relation to net income, was 97% in the quarter compared to 140% a year earlier. The decline was a result of the lower free operating cash flow and higher net income.

Financial Report April - June 2025

Trade working capital* increased by $185 million compared to the prior year, where the main drivers were $251 million in higher accounts receivables, $87 million in higher accounts payable and $21 million in higher inventories. In relation to sales, trade working capital increased from 11.2% to 12.5%. The increase in trade working capital is mainly due to tariffs and increased sales and timing effects last year.

Net debt* was $1,752 million as of June 30, 2025, which was $172 million higher than a year earlier, mainly due to that in the last twelve months, dividends paid and share repurchases were higher than free operating cash flow as well as due to FX effects.

Total equity as of June 30, 2025, increased by $169 million compared to June 30, 2024. This was mainly due to net income of $717 million and $69 million in positive currency translation effects, partly offset by $337 million in share repurchases, including taxes and $282 million in dividend payments.

Leverage ratio*: On June 30, 2025, the Company had a leverage ratio of 1.3x compared to 1.2x on June 30, 2024, following that the 12 months trailing adjusted EBITDA* increased by around $103 million while net debt* per the policy increased by around $324 million.

First six months 2025 development

Operating cash flow decreased by $107 million to $355 million compared to the prior year, mainly because the increase in operating working capital was larger than the increase in net income.

Capital expenditure, net decreased by $78 million compared to the prior year. The level of capital expenditure, net, in relation to sales declined to 3.9% versus 5.5% a year earlier. The lower level of capital expenditure, net is mainly related to the lower activity level of footprint optimization in Europe and Americas and less capacity expansion, especially in Asia.

Free operating cash flow* was positive $147 million compared to positive $176 million in the prior year. The decrease was due to the lower operating cash flow partly offset by the lower capital expenditure, net, as outlined above.

Cash conversion* defined as free operating cash flow* in relation to net income, was 44% for the period, compared to 66% in the prior year. The decline was a result of the lower free operating cash flow and higher net income.

Headcount

	Jun 30	Mar 31	Jun 30
	2025	2025	2024
Headcount	65,100	65,900	68,700
Whereof: Direct headcount in manufacturing	48,000	48,800	51,100
Indirect headcount	17,100	17,100	17,500
Temporary personnel	9%	10%	9%

As of June 30, 2025, total headcount (Full Time Equivalent) decreased by around 3,600, or 5.2%, compared to a year earlier, despite that organic sales* increased by 3.4%. The indirect workforce decreased by around 400, or 2.3%, mainly reflecting our structural reduction initiatives. The direct workforce decreased by approximately 3,200, or 6.2%. The decrease was supported by an improvement in customer call-off accuracy which enabled us to accelerate operating efficiency improvements.

Compared to March 31, 2025, total headcount (Full Time Equivalent) decreased by around 800, or 1.3%. Indirect headcount was unchanged while direct headcount decreased by approximately 900, or 1.8%.

Financial Report April - June 2025

Other Items

•
On April 16, 2025, Autoliv announced it was named a 2025 Automotive News PACE Pilot Innovation to Watch. The recognition acknowledges post-pilot, pre-commercial innovations in the automotive and future mobility space. Autoliv was recognized for The Bernoulli™ Airbag Module. The Bernoulli Airbag Module addresses the challenge of inflating large airbags quickly and safely, and reducing heat generation and development costs by over 30%.
•
On April 24, 2025, Autoliv announced it is entering a partnership with the ABB FIA Formula E World Championship, as the new Official Mobility Safety Partner. The partnership provides Autoliv with a platform to showcase its expertise and improve awareness of automotive safety in an electric racing setting.
•
On April 25, 2025, Autoliv announced that it presented Omni Safety™, at the Shanghai International Automobile Industry Exhibition 2025. Omni Safety™ is a safety system designed to address critical risks to occupants in reclined seating positions in the event of a collision. This system integrates advanced seatbelt and airbag systems and related functionalities to redefine occupant safety.
•
On June 4, 2025, Autoliv hosted its Capital Markets Day, where it reiterated its 2025 guidance and financial targets, and announced a sustainable increase in shareholder returns, including launching a new share repurchase program and a 21% dividend increase for the third quarter to $0.85 per share.
•
On May 28, 2025, the Company repaid a SEK 3,000 million loan to Swedish Export Credit Corporation. On the same day, the Company took out a new 1-year SEK 2,000 million loan with Swedish Export Credit Corporation.

•
On June 30, 2025, Autoliv announced that Fredrik Westin decided to resign as the Chief Financial Officer and Executive Vice President, Finance of the Company for personal reasons and to pursue a position in continental Europe. He remains in his current position until December 31, 2025, unless otherwise agreed by the parties. Mikael Bratt, President and CEO of the Company, said, "We sincerely thank Fredrik for his valuable contributions to Autoliv and the executive management team over the past five years. We wish him and his family all the best as they relocate." The recruitment process for the successor Chief Financial Officer has been launched.
•
In Q2 2025, Autoliv repurchased and retired 0.5 million
shares of common stock at an average price of $99.81
per share under the Autoliv 2022-2025 stock purchase
program. These were the last purchases under this program. It is replaced by the 2029 stock repurchase program. Under this new program, repurchases may be made from July 1, 2025 through December 31, 2029. The maximum value of aggregate repurchases under this program is $2.5 billion. Repurchases of stock may be made directly on the NYSE or indirectly through the repurchase of SDRs traded on the Stockholm Nasdaq.

Financial Report April - June 2025

Next Report Autoliv intends to publish the quarterly earnings report for the third quarter of 2025 on Friday, October 17, 2025.	Footnotes *Non-U.S. GAAP measure, see enclosed reconciliation tables.

Inquiries: Investors and Analysts

Anders Trapp

Vice President Investor Relations

Tel +46 (0)8 5872 0671

Henrik Kaar

Director Investor Relations

Tel +46 (0)8 5872 0614

Inquiries: Media

Gabriella Etemad

Senior Vice President Communications

Tel +46 (0)70 612 6424

Autoliv, Inc. is obliged to make this information public pursuant to the EU Market Abuse Regulation. The information was submitted for publication, through the agency of the VP of Investor Relations set out above, at 12.00 CET on July 18, 2025.

Definitions and SEC Filings

Please refer to www.autoliv.com or to our Annual Report for definitions of terms used in this report. Autoliv’s annual report to stockholders, annual report on Form 10-K, quarterly reports on Form 10-Q, proxy statements, management certifications, press releases, current reports on Form 8-K and other documents filed with the SEC can be obtained free of charge from Autoliv at the Company’s address. These documents are also available at the SEC’s website www.sec.gov and at Autoliv’s corporate website www.autoliv.com.

This report includes content supplied by S&P Global; Copyright © Light Vehicle Production Forecast, January, March and July 2025. All rights reserved. S&P Global is a global supplier of independent industry information. The permission to use S&P Global copyrighted reports, data and information does not constitute an endorsement or approval by S&P Global of the manner, format, context, content, conclusion, opinion or viewpoint in which S&P Global reports, data and information or its derivations are used or referenced herein.

Financial Report April - June 2025

“Safe Harbor Statement”

This report contains statements that are not historical facts but rather forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those that address activities, events or developments that Autoliv, Inc. or its management believes or anticipates may occur in the future. All forward-looking statements are based upon our current expectations, various assumptions and/or data available from third parties. Our expectations and assumptions are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that such forward-looking statements will materialize or prove to be correct as forward-looking statements are inherently subject to known and unknown risks, uncertainties and other factors which may cause actual future results, performance or achievements to differ materially from the future results, performance or achievements expressed in or implied by such forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “estimates”, “expects”, “anticipates”, “projects”, “plans”, “intends”, “believes”, “may”, “likely”, “might”, “would”, “should”, “could”, or the negative of these terms and other comparable terminology, although not all forward-looking statements contain such words. Because these forward-looking statements involve risks and uncertainties, the outcome could differ materially from those set out in the forward-looking statements for a variety of reasons, including without limitation, general economic conditions, including inflation; changes in light vehicle production; fluctuation in vehicle production schedules for which the Company is a supplier; global supply chain disruptions, including port, transportation and distribution delays or interruptions; supply chain disruptions and component shortages specific to the automotive industry or the Company; geopolitical instability, including the ongoing war between Russia and Ukraine and the hostilities in the Middle East; changes in general industry and market conditions or regional growth or decline; changes in and the successful execution of our capacity alignment, restructuring, cost reduction and efficiency initiatives and the market reaction thereto; loss of business from increased competition; higher raw material, fuel and energy costs; changes in consumer and customer preferences for end products;

customer losses; changes in regulatory conditions; customer bankruptcies, consolidations, or restructuring or divestiture of customer brands; unfavorable fluctuations in currencies or interest rates among the various jurisdictions in which we operate; market acceptance of our new products; costs or difficulties related to the integration of any new or acquired businesses and technologies; continued uncertainty in pricing and other negotiations with customers; successful integration of acquisitions and operations of joint ventures; successful implementation of strategic partnerships and collaborations; our ability to be awarded new business; product liability, warranty and recall claims and investigations and other litigation, civil judgments or financial penalties and customer reactions thereto; higher expenses for our pension and other postretirement benefits, including higher funding needs for our pension plans; work stoppages or other labor issues; possible adverse results of pending or future litigation or infringement claims and the availability of insurance with respect to such matters; our ability to protect our intellectual property rights; negative impacts of antitrust investigations or other governmental investigations and associated litigation relating to the conduct of our business; tax assessments by governmental authorities and changes in our effective tax rate; dependence on key personnel; legislative or regulatory changes impacting or limiting our business; including changes in trade policy and tariffs, our ability to meet our sustainability targets, goals and commitments; political conditions; dependence on and relationships with customers and suppliers; the conditions necessary to hit our financial targets; and other risks and uncertainties identified under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Reports and Quarterly Reports on Forms 10-K and 10-Q and any amendments thereto. For any forward-looking statements contained in this or any other document, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and we assume no obligation to update publicly or revise any forward-looking statements in light of new information or future events, except as required by law.

Financial Report April - June 2025

Consolidated Statements of Income

	Second quarter		First 6 months		Latest 12	Full Year
(Dollars in millions, except per share data, unaudited)	2025	2024	2025	2024	months	2024
Airbags, Steering Wheels and Other1)	$1,812	$1,747	$3,565	$3,528	$7,060	$7,023
Seatbelt products and Other1)	902	858	1,727	1,692	3,402	3,367
Total net sales	2,714	2,605	5,292	5,220	10,463	10,390

Cost of sales	(2,213)	(2,130)	(4,312)	(4,303)	(8,473)	(8,463)
Gross profit	501	475	980	917	1,990	1,927

Selling, general & administrative expenses	(145)	(138)	(290)	(270)	(550)	(530)
Research, development & engineering expenses, net	(107)	(116)	(202)	(229)	(371)	(398)
Other income (expense), net	(1)	(14)	14	(18)	13	(19)
Operating income	247	206	502	400	1,081	979

Income from equity method investments	1	2	3	3	6	7
Interest income	2	3	4	7	10	13
Interest expense	(27)	(28)	(52)	(54)	(106)	(107)
Other non-operating items, net	(3)	1	(3)	(0)	(19)	(16)
Income before income taxes	221	183	453	356	972	875

Income taxes	(53)	(44)	(118)	(91)	(255)	(227)
Net income	168	139	335	266	717	648

Less: Net income attributable to non-controlling interest	0	0	1	1	1	1
Net income attributable to controlling interest	$167	$138	$334	$265	$716	$646

Earnings per share - diluted	$2.16	$1.71	$4.31	$3.23	$9.15	$8.04
1) Including Corporate sales.

Financial Report April - June 2025

Consolidated Balance Sheets

	Jun 30	Mar 31	Dec 31	Sep 30	Jun 30
(Dollars in millions, unaudited)	2025	2025	2024	2024	2024
Assets
Cash & cash equivalents	$237	$322	$330	$415	$408
Receivables, net	2,341	2,205	1,993	2,192	2,090
Inventories, net	957	913	921	997	936
Prepaid expenses	249	184	167	172	193
Other current assets	146	75	72	90	76
Total current assets	3,929	3,699	3,483	3,865	3,703

Property, plant & equipment, net	2,399	2,286	2,239	2,317	2,197
Operating leases right-of-use assets	171	168	158	173	167
Goodwill and intangible assets, net	1,389	1,380	1,375	1,386	1,379
Investments and other non-current assets	588	581	548	565	564
Total assets	8,476	8,114	7,804	8,306	8,010

Liabilities and equity
Short-term debt	679	540	387	624	455
Accounts payable	1,945	1,839	1,799	1,881	1,858
Accrued expenses	1,138	1,053	1,056	1,189	1,120
Operating lease liabilities - current	44	42	41	44	41
Other current liabilities	430	327	351	297	312
Total current liabilities	4,235	3,800	3,633	4,034	3,785

Long-term debt	1,372	1,565	1,522	1,586	1,540
Pension liability	167	163	153	147	140
Operating lease liabilities - non-current	121	120	118	130	127
Other non-current liabilities	102	103	92	110	106
Total non-current liabilities	1,762	1,952	1,885	1,974	1,913

Total parent shareholders’ equity	2,469	2,351	2,276	2,288	2,298
Non-controlling interest	11	10	10	10	13
Total equity	2,480	2,361	2,285	2,298	2,311

Total liabilities and equity	$8,476	$8,114	$7,804	$8,306	$8,010

Financial Report April - June 2025

Consolidated Statements of Cash Flow

	Second quarter		First 6 months		Latest 12	Full Year
(Dollars in millions, unaudited)	2025	2024	2025	2024	months	2024
Net income	$168	$139	$335	$266	$717	$648
Depreciation and amortization	100	96	195	192	390	387
Gain on divestiture of property	-	-	(6)	-	(10)	(4)
Other non-cash adjustments, net	(5)	(23)	(6)	(9)	(21)	(24)
Net change in operating working capital:
Receivables	(0)	74	(166)	33	(153)	47
Other current assets	(110)	(27)	(134)	(7)	(59)	67
Inventories	4	39	26	31	22	28
Accounts payable	42	39	67	(55)	40	(83)
Accrued expenses	71	7	25	34	(22)	(12)
Income taxes	9	(5)	19	(22)	47	6
Net cash provided by operating activities	277	340	355	462	952	1,059

Expenditures for property, plant and equipment	(115)	(154)	(217)	(294)	(502)	(579)
Proceeds from sale of property, plant and equipment	1	8	9	8	18	17
Net cash used in investing activities	(114)	(146)	(208)	(286)	(484)	(563)

Net increase (decrease) in short term debt	151	160	273	(67)	214	(126)
Decrease in long-term debt	(273)	(306)	(311)	(306)	(311)	(306)
Increase in long-term debt	-	-	77	534	69	526
Dividends paid	(54)	(55)	(108)	(111)	(216)	(219)
Share repurchases	(51)	(160)	(101)	(320)	(333)	(552)
Common stock options exercised	-	0	0	0	1	1
Dividend paid to non-controlling interests	-	(1)	-	(1)	(4)	(5)
Net cash used in financing activities	(227)	(362)	(170)	(269)	(581)	(680)

Effect of exchange rate changes on cash	(22)	6	(71)	3	(58)	16
Decrease in cash and cash equivalents	(86)	(161)	(94)	(90)	(171)	(168)
Cash and cash equivalents at period-start	322	570	330	498	408	498
Cash and cash equivalents at period-end	$237	$408	$237	$408	$237	$330

Financial Report April - June 2025

RECONCILIATION OF U.S. GAAP TO NON-U.S. GAAP MEASURES

In this report we sometimes refer to non-U.S. GAAP measures that we and securities analysts use in measuring Autoliv's performance. We believe that these measures assist investors and management in analyzing trends in the Company's business for the reasons given below. Investors should not consider these non-U.S. GAAP measures as substitutes, but rather as additions, to financial reporting measures prepared in accordance with U.S. GAAP. It should be noted that these measures, as defined, may not be comparable to similarly titled measures used by other companies.

Components in Sales Increase/Decrease

Since the Company historically generates approximately 75% of sales in currencies other than in the reporting currency (i.e., U.S. dollars) and currency rates have been volatile, we analyze the Company's sales trends and performance as changes in organic sales growth. This presents the increase or decrease in the overall U.S. dollar net sales on a comparable basis, allowing separate discussions of the impact of acquisitions/divestitures and exchange rates. The tables on pages 5 and 6 present changes in organic sales growth as reconciled to the change in the total U.S. GAAP net sales.

Reconciliation of GAAP measure "Working Capital" to Non-GAAP Measure "Trade Working Capital"

Due to the need to optimize cash generation to create value for shareholders, management focuses on operationally derived trade working capital as defined in the table below. Trade working capital is an indicator of operational efficiency, which impacts the Company’s ability to return value to shareholders either through dividends or share repurchases. We believe this is useful for readers to understand the efficiency of the Company’ operational capital management. The reconciling items used to derive this measure are, by contrast, managed as part of our overall management of cash and debt, but they are not part of the responsibilities of day-to-day operations management.

	Jun 30	Mar 31	Dec 31	Sep 30	Jun 30
(Dollars in millions)	2025	2025	2024	2024	2024
Total current assets	$3,929	$3,699	$3,483	$3,865	$3,703
Total current liabilities	(4,235)	(3,800)	(3,633)	(4,034)	(3,785)
Working capital (U.S. GAAP)	(305)	(101)	(150)	(169)	(83)
Less: Cash and cash equivalents	(237)	(322)	(330)	(415)	(408)
Prepaid expenses	(249)	(184)	(167)	(172)	(193)
Other current assets	(146)	(75)	(72)	(90)	(76)
Less: Short-term debt	679	540	387	624	455
Accrued expenses	1,138	1,053	1,056	1,189	1,120
Operating lease liabilities - current	44	42	41	44	41
Other current liabilities	430	327	351	297	312
Trade working capital (non-U.S. GAAP)	$1,354	$1,279	$1,115	$1,307	$1,169

	Jun 30	Mar 31	Dec 31	Sep 30	Jun 30
(Dollars in millions)	2025	2025	2024	2024	2024
Receivables, net	$2,341	$2,205	$1,993	$2,192	$2,090
Inventories, net	957	913	921	997	936
Accounts payable	(1,945)	(1,839)	(1,799)	(1,881)	(1,858)
Trade working capital (non-U.S. GAAP)	$1,354	$1,279	$1,115	$1,307	$1,169

	Dec 31	Dec 31	Dec 31	Dec 31
(Dollars in millions)	2023	2022	2021	2020
Total current assets	$3,974	$3,714	$3,675	$4,269
Total current liabilities	(4,035)	(3,642)	(2,821)	(3,147)
Working capital (U.S. GAAP)	(61)	72	853	1,122
Less: Cash and cash equivalents	(498)	(594)	(969)	(1,178)
Prepaid expenses	(173)	(160)	(164)	(164)
Other current assets	(93)	(84)	(65)	(307)
Less: Short-term debt	538	711	346	302
Accrued expenses	1,135	915	996	1,270
Operating lease liabilities - current	39	39	38	37
Other current liabilities	345	283	297	284
Trade working capital (non-U.S. GAAP)	$1,232	$1,183	$1,332	$1,366

	Dec 31	Dec 31	Dec 31	Dec 31
(Dollars in millions)	2023	2022	2021	2020
Receivables, net	$2,198	$1,907	$1,699	$1,822
Inventories, net	1,012	969	777	798
Accounts payable	(1,978)	(1,693)	(1,144)	(1,254)
Trade working capital (non-U.S. GAAP)	$1,232	$1,183	$1,332	$1,366

Financial Report April - June 2025

Net Debt

Autoliv from time to time enters into “debt-related derivatives” (DRDs) as a part of its debt management and as part of efficiently managing the Company’s overall cost of funds. Creditors and credit rating agencies use net debt adjusted for DRDs in their analyses of the Company’s debt, therefore we provide this non-U.S. GAAP measure. DRDs are fair value adjustments to the carrying value of the underlying debt. Also included in the DRDs is the unamortized fair value adjustment related to a discontinued fair value hedge that will be amortized over the remaining life of the debt. By adjusting for DRDs, the total financial liability of net debt is disclosed without grossing debt up with currency or interest fair values.

	Jun 30	Mar 31	Dec 31	Sep 30	Jun 30
(Dollars in millions)	2025	2025	2024	2024	2024
Short-term debt	$679	$540	$387	$624	$455
Long-term debt	1,372	1,565	1,522	1,586	1,540
Total debt	2,051	2,105	1,909	2,210	1,996
Cash & cash equivalents	(237)	(322)	(330)	(415)	(408)
Debt issuance cost/Debt-related derivatives, net	(62)	4	(24)	(9)	(8)
Net debt	$1,752	$1,787	$1,554	$1,787	$1,579

		Dec 31	Dec 31	Dec 31	Dec 31
(Dollars in millions)		2023	2022	2021	2020
Short-term debt		$538	$711	$346	$302
Long-term debt		1,324	1,054	1,662	2,110
Total debt		1,862	1,766	2,008	2,411
Cash & cash equivalents		(498)	(594)	(969)	(1,178)
Debt issuance cost/Debt-related derivatives, net		3	12	13	(19)
Net debt		$1,367	$1,184	$1,052	$1,214

Leverage ratio

The non-U.S. GAAP measure “net debt” is also used in the non-U.S. GAAP measure “Leverage ratio”. Management uses this measure to analyze the amount of debt the Company can incur under its debt policy. Management believes that this policy also provides guidance to credit and equity investors regarding the extent to which the Company would be prepared to leverage its operations. Autoliv’s policy is to maintain a leverage ratio commensurate with a strong investment grade credit rating. The Company measures its leverage ratio as net debt* adjusted for pension liabilities in relation to adjusted EBITDA*. The long-term target is to maintain a leverage ratio equal to or below 1.5x.

	Jun 30	Mar 31	Jun 30
(Dollars in millions)	2025	2025	2024
Net debt1)	$1,752	$1,787	$1,579
Pension liabilities	167	163	140
Net debt per the Policy	$1,919	$1,950	$1,720

Net income2)	$717	$688	$627
Income taxes2)	255	246	150
Interest expense, net2, 3)	96	97	89
Other non-operating items, net2)	19	16	8
Income from equity method investments2)	(6)	(6)	(6)
Depreciation and amortization of intangibles2)	390	386	384
Adjustments2), 4)	12	23	128
EBITDA per the Policy (Adjusted EBITDA)	$1,483	$1,449	$1,380

Leverage ratio	1.3	1.3	1.2

1) Short- and long-term debt less cash and cash equivalents and debt-related derivatives. 2) Latest 12 months. 3) Interest expense including cost for extinguishment of debt, if any, less interest income. 4) Capacity alignments and antitrust related matters. See Items Affecting Comparability below.

Financial Report April - June 2025

Reconciliation of GAAP measure "Operating cash flow" to "Free operating cash flow" and "Cash conversion"

Management uses the non-U.S. GAAP measure “free operating cash flow” to analyze the amount of cash flow being generated by the Company’s operations after capital expenditure, net. This measure indicates the Company’s cash flow generation level that enables strategic value creation options such as dividends or acquisitions. For details on free operating cash flow, see the reconciliation table below. Management uses the non-U.S. GAAP measure “cash conversion” to analyze the proportion of net income that is converted into free operating cash flow. The measure is a tool to evaluate how efficiently the Company utilizes its resources. For details on cash conversion, see the reconciliation table below.

	Second quarter		First 6 months		Latest 12	Full Year
(Dollars in millions)	2025	2024	2025	2024	months	2024
Net income	$168	$139	$335	$266	$717	$648
Depreciation and amortization	100	96	195	192	390	387
Gain on divestiture of property	-	-	(6)	-	(10)	(4)
Other, net	(5)	(23)	(6)	(9)	(21)	(24)
Changes in operating working capital, net	15	128	(164)	14	(124)	53
Operating cash flow	277	340	$355	$462	952	1,059
Expenditures for property, plant and equipment	(115)	(154)	(217)	(294)	(502)	(579)
Proceeds from sale of property, plant and equipment	1	8	9	8	18	17
Capital expenditure, net1)	(114)	(146)	(208)	(286)	(484)	(563)
Free operating cash flow2)	$163	$194	$147	$176	$468	$497
Cash conversion3)	97%	140%	44%	66%	65%	77%

1) Defined as Expenditures for property, plant and equipment less Proceeds from sale of property, plant and equipment. 2) Operating cash flow less Capital expenditure, net. 3) Free operating cash flow relative to Net income.

	Full year	Full year	Full year	Full year
(Dollars in millions)	2023	2022	2021	2020
Net income	$489	$425	$437	$188
Depreciation and amortization	378	363	394	371
Gain on divestiture of property	-	(80)	-	-
Other, net	(119)	(54)	(15)	13
Changes in operating working capital, net	235	58	(63)	277
Operating cash flow	982	713	754	849
Expenditures for property, plant and equipment	(572)	(585)	(458)	(344)
Proceeds from sale of property, plant and equipment	4	101	4	4
Capital expenditure, net1)	(569)	(485)	(454)	(340)
Free operating cash flow2)	$414	$228	$300	$509
Cash conversion3)	85%	54%	69%	270%

1) Defined as Expenditures for property, plant and equipment less Proceeds from sale of property, plant and equipment. 2) Operating cash flow less Capital expenditure, net. 3) Free operating cash flow relative to net income.

Financial Report April - June 2025

Items Affecting Comparability

We believe that comparability between periods is improved through the exclusion of certain items. To assist investors in understanding the operating performance of Autoliv's business, it is useful to consider certain U.S. GAAP measures exclusive of these items.

The following tables reconcile Income before income taxes, Net income attributable to controlling interest, Capital employed, which are inputs utilized to calculate Return On Capital Employed (“ROCE”), adjusted ROCE and Return On Total Equity (“ROE”). The Company believes this presentation may be useful to investors and industry analysts who utilize these adjusted non-U.S. GAAP measures in their ROCE and ROE calculations to exclude certain items for comparison purposes across periods. Autoliv’s management uses the ROCE, adjusted ROCE and ROE measures for purposes of comparing its financial performance with the financial performance of other companies in the industry and providing useful information regarding the factors and trends affecting the Company’s business.

As used by the Company, ROCE is annualized operating income and income from equity method investments, relative to average capital employed. Adjusted ROCE is annualized operating income and income from equity method investments, relative to average capital employed as adjusted to exclude certain non-recurring items. See definitions of "annualized operating income" and "average capital employed" in footnote to the tables below. The Company believes ROCE and adjusted ROCE are useful indicators of long-term performance both absolute and relative to the Company's peers as it allows for a comparison of the profitability of the Company’s capital employed in its business relative to that of its peers.

ROE is the ratio of annualized income (loss) relative to average total equity for the periods presented. See definitions of "annualized income" and "average total equity" in footnote to the tables below. The Company’s management believes that ROE is a useful indicator of how well management creates value for its shareholders through its operating activities and its capital management.

With respect to the Andrews litigation settlement, the Company has treated this specific settlement as a non-recurring charge because of the unique nature of the lawsuit, including the facts and legal issues involved.

Accordingly, the tables below reconcile from U.S. GAAP to the equivalent non-U.S. GAAP measure.

Reconciliation of GAAP measure "Operating income" to Non-GAAP measure "Adjusted Operating income"

	Second quarter		First 6 months
(Dollars in millions)	2025	2024	2025	2024
Operating income (GAAP)	$247	$206	$502	$400
Non-GAAP adjustments:
Less: Capacity alignments	1	14	3	16
Less: Antitrust related items	3	1	1	4
Total non-GAAP adjustments to operating income	4	15	5	20
Adjusted Operating income (Non-GAAP)	$251	$221	$506	$420

(Dollars in millions)	2024	2023	2022	2021	2020
Operating income (GAAP)	$979	$690	$659	$675	$382
Non-GAAP adjustments:
Less: Capacity alignments1)	19	218	(61)	8	99
Less: The Andrews litigation settlement	-	8	-	-	-
Less: Antitrust related items	8	4	-	-	1
Total non-GAAP adjustments to operating income	27	230	(61)	8	99
Adjusted Operating income (Non-GAAP)	$1,007	$920	$598	$683	$482
1) For 2022, including a gain on divestiture of property of $80 million.

Financial Report April - June 2025

Reconciliation of GAAP measure "Operating margin" to Non-GAAP measure "Adjusted Operating margin"

	Second quarter		First 6 months
	2025	2024	2025	2024
Operating margin (GAAP)	9.1%	7.9%	9.5%	7.7%
Non-GAAP adjustments:
Less: Capacity alignments	0.0%	0.5%	0.1%	0.3%
Less: Antitrust related items	0.1%	0.0%	0.0%	0.1%
Total non-GAAP adjustments to operating margin	0.1%	0.6%	0.1%	0.4%
Adjusted Operating margin (Non-GAAP)	9.3%	8.5%	9.6%	8.0%

	2024	2023	2022	2021	2020
Operating margin (GAAP)	9.4%	6.6%	7.5%	8.2%	5.1%
Non-GAAP adjustments:
Less: Capacity alignments	0.2%	2.1%	(0.7)%	0.1%	1.4%
Less: The Andrews litigation settlement	-	0.1%	-	-	-
Less: Antitrust related items	0.1%	0.0%	-	-	0.0%
Total non-GAAP adjustments to operating margin	0.3%	2.2%	(0.7)%	0.1%	1.4%
Adjusted Operating margin (Non-GAAP)	9.7%	8.8%	6.8%	8.3%	6.5%

Reconciliation of GAAP measure "Income before income taxes" to Non-GAAP measure "Adjusted Income before income taxes"

	Second quarter		First 6 months
(Dollars in millions)	2025	2024	2025	2024
Income before income taxes (GAAP)	$221	$183	$453	$356
Non-GAAP adjustments:
Less: Capacity alignments	1	14	3	16
Less: Antitrust related items	3	1	1	4
Total non-GAAP adjustments to Income before income taxes	4	15	5	20
Adjusted Income before income taxes (Non-GAAP)	$225	$198	$458	$377

Reconciliation of GAAP measure "Net income" to Non-GAAP measure "Adjusted Net income"

	Second quarter		First 6 months
(Dollars in millions)	2025	2024	2025	2024
Net income (GAAP)	$168	$139	$335	$266
Non-GAAP adjustments:
Less: Capacity alignments	1	14	3	16
Less: Antitrust related items	3	1	1	4
Less: Tax on non-GAAP adjustments	(1)	(1)	(1)	(2)
Total non-GAAP adjustments to Net income	3	14	4	18
Adjusted Net income (Non-GAAP)	$171	$152	$339	$284

Financial Report April - June 2025

Reconciliation of GAAP measure "Net income attributable to controlling interest" to Non-GAAP measure "Adjusted Net income attributable to controlling interest"

	Second quarter		First 6 months
(Dollars in millions)	2025	2024	2025	2024
Net income attributable to controlling interest (GAAP)	$167	$138	$334	$265
Non-GAAP adjustments:
Less: Capacity alignments	1	14	3	16
Less: Antitrust related items	3	1	1	4
Less: Tax on non-GAAP adjustments	(1)	(1)	(1)	(2)
Total non-GAAP adjustments to Net income attributable to controlling interest	3	14	4	18
Adjusted Net income attributable to controlling interest (Non-GAAP)	$170	$152	$338	$283

Reconciliation of GAAP measure "Earnings per share - diluted" to Non-GAAP measure "Adjusted Earnings per share - diluted"

	Second quarter		First 6 months
	2025	2024	2025	2024
Earnings per share - diluted (GAAP)	$2.16	$1.71	$4.31	$3.23
Non-GAAP adjustments:
Less: Capacity alignments	0.02	0.17	0.04	0.20
Less: Antitrust related items	0.03	0.01	0.02	0.05
Less: Tax on non-GAAP adjustments	(0.01)	(0.02)	(0.01)	(0.02)
Total non-GAAP adjustments to Earnings per share - diluted	0.04	0.17	0.05	0.22
Adjusted Earnings per share - diluted (Non-GAAP)	$2.21	$1.87	$4.36	$3.45

Weighted average number of shares outstanding - diluted	77.3	81.1	77.5	82.1

Reconciliation of GAAP measure "Return on Capital Employed" to Non-GAAP measure "Adjusted Return on Capital Employed"

	Second quarter		First 6 months
	2025	2024	2025	2024
Return on capital employed1) (GAAP)	23.8%	21.0%	24.8%	20.4%
Non-GAAP adjustments:
Less: Capacity alignments	0.1%	1.3%	0.2%	0.8%
Less: Antitrust related items	0.2%	0.1%	0.1%	0.2%
Total non-GAAP adjustments to Return on capital employed1)	0.4%	1.5%	0.2%	1.0%
Adjusted Return on capital employed1) (Non-GAAP)	24.1%	22.5%	25.0%	21.4%

Annualized adjustment2) on Return on capital employed1)	$16	$60	$9	$40

1) Annualized operating income and income from equity method investments, relative to average capital employed. The average capital employed amount is calculated as an average of the opening balance amount and the closing balance amounts for each quarter included in the period.

2) The quarterly annualized adjustment to the operating income and income from equity method investments amount is calculated as the quarterly amount multiplied by four. The year-to-date annualized adjustment to the operating income and income from equity method investments amount is calculated as the year-to-date amount divided by the quarterly period number (two, three or four) multiplied by four.

Financial Report April - June 2025

Reconciliation of GAAP measure "Return on Total Equity" to Non-GAAP measure "Adjusted Return on Total Equity"

	Second quarter		First 6 months
	2025	2024	2025	2024
Return on total equity1) (GAAP)	27.7%	23.4%	28.2%	21.8%
Non-GAAP adjustments:
Less: Capacity alignments	0.2%	2.2%	0.3%	1.3%
Less: Antitrust related items	0.4%	0.2%	0.1%	0.3%
Less: Tax on non-GAAP adjustments	(0.1)%	(0.2)%	(0.1)%	(0.2)%
Total non-GAAP adjustments to Return on total equity1)	0.5%	2.2%	0.3%	1.4%
Adjusted Return on total equity1) (Non-GAAP)	28.2%	25.6%	28.5%	23.2%

Annualized adjustment2) on Return on total equity1)	$13	$54	$8	$36

1) Annualized net income relative to average total equity. The average total equity amount is calculated as an average of the opening balance amount and the closing balance amounts for each quarter included in the period.

2) The quarterly annualized adjustment to net income amount is calculated as the quarterly amount multiplied by four. The year-to-date annualized adjustment to the net income amount is calculated as the year-to-date amount divided by the quarterly period number (two, three or four) multiplied by four.

Financial Report April - June 2025

(Dollars in millions, except per share data, unaudited)	2024	2023	2022	2021	2020
Sales and Income
Net sales	$10,390	$10,475	$8,842	$8,230	$7,447
Airbags, Steering Wheels and Other1)	7,023	7,055	5,807	5,380	4,824
Seatbelt Products and Other1)	3,367	3,420	3,035	2,850	2,623
Operating income	979	690	659	675	382
Net income attributable to controlling interest	646	488	423	435	187
Earnings per share – basic2)	8.06	5.74	4.86	4.97	2.14
Earnings per share – diluted2)	8.04	5.72	4.85	4.96	2.14
Gross margin3)	18.5%	17.4%	15.8%	18.4%	16.7%
S,G&A in relation to sales	(5.1)%	(4.8)%	(4.9)%	(5.3)%	(5.2)%
R,D&E net in relation to sales	(3.8)%	(4.1)%	(4.4)%	(4.7)%	(5.0)%
Operating margin4)	9.4%	6.6%	7.5%	8.2%	5.1%
Adjusted operating margin5,6)	9.7%	8.8%	6.8%	8.3%	6.5%
Balance Sheet
Trade working capital6,7)	1,115	1,232	1,183	1,332	1,366
Trade working capital in relation to sales8)	10.7%	11.2%	12.7%	15.7%	13.6%
Receivables outstanding in relation to sales9)	19.0%	20.0%	20.4%	20.0%	18.1%
Inventory outstanding in relation to sales10)	8.8%	9.2%	10.4%	9.2%	7.9%
Payables outstanding in relation to sales11)	17.2%	18.0%	18.1%	13.5%	12.5%
Total equity	2,285	2,570	2,626	2,648	2,423
Total parent shareholders’ equity per share	29.26	30.93	30.30	30.10	27.56
Current assets excluding cash	3,153	3,475	3,119	2,705	3,091
Property, plant and equipment, net	2,239	2,192	1,960	1,855	1,869
Goodwill and Intangible assets	1,375	1,385	1,382	1,395	1,412
Capital employed	3,840	3,937	3,810	3,700	3,637
Net debt6)	1,554	1,367	1,184	1,052	1,214
Total assets	7,804	8,332	7,717	7,537	8,157
Long-term debt	1,522	1,324	1,054	1,662	2,110
Return on capital employed12)	25.0%	17.7%	17.5%	18.3%	10.0%
Return on total equity13)	27.2%	19.0%	16.3%	17.1%	9.0%
Total equity ratio	29%	31%	34%	35%	30%
Cash flow and other data
Operating cash flow	1,059	982	713	754	849
Depreciation and amortization	387	378	363	394	371
Capital expenditures, net	563	569	485	454	340
Capital expenditures, net in relation to sales	5.4%	5.4%	5.5%	5.5%	4.6%
Free operating cash flow6,14)	497	414	228	300	509
Cash conversion6,15)	77%	85%	54%	69%	270%
Direct shareholder return16)	771	577	339	165	54
Cash dividends paid per share	2.74	2.66	2.58	1.88	0.62
Number of shares outstanding (millions)17)	77.7	82.6	86.2	87.5	87.4
Number of employees, December 31	59,500	62,900	61,700	55,900	61,000

1) Including Corporate sales 2) Net of treasury shares. 3) Gross profit relative to sales. 4) Operating income relative to sales. 5) Excluding effects from capacity alignments, antitrust related matters and for FY 2023 the Andrews litigation settlement. 6) Non-US GAAP measure, for reconciliation see tables above. 7) Outstanding receivables and outstanding inventory less outstanding payables. 8) Outstanding receivables and outstanding inventory less outstanding payables relative to annualized fourth quarter sales. 9) Outstanding receivables relative to annualized fourth quarter sales. 10) Outstanding inventory relative to annualized fourth quarter sales. 11) Outstanding payables relative to annualized fourth quarter sales. 12) Operating income and income from equity method investments, relative to average capital employed. 13) Income relative to average total equity. 14) Operating cash flow less Capital expenditures, net. 15) Free operating cash flow relative to Net income. 16) Dividends paid and Shares repurchased. 17) At year end, excluding dilution and net of treasury shares.